EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form F-3 of our report dated May 16, 2022, except for Notes 15 and 19 which are dated October 21, 2022, with respect to the consolidated balance sheets of Infobird Co., Ltd and Subsidiaries as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes appearing in Infobird Co., Ltd’s Annual Report on Amendment No. 1 to Form 20-F for the year ended December 31, 2021, filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts”.

/s/ Friedman LLP

New York, New York

February 1, 2023